EXHIBIT A

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.

Original Issue Date: July __, 2018	Void after July ___, 2021

FRELII, INC. WARRANT

This WARRANT is issued to _________________________ (the “Holder”), pursuant to the terms of that certain Share and Warrant Purchase Agreement (the “Purchase Agreement”), dated as of July __, 2018, (the “Original Issue Date”), between the Holder and Frelii, Inc.. (the “Company”).

1. Purchase of Shares. Subject to the terms and conditions hereinafter set forth and as set forth in the Purchase Agreement, the Holder is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the Holder in writing), to purchase from the Company up to _________________ (_______________) shares of the common stock (“Common Stock”) of the Company (the “Warrant Shares”).

2. Exercise Period. The Holder may exercise this Warrant, in whole or in part, as the case may be, at any time and from time to time after the Original Issue Date through and including July __, 2021 (the “Expiration Date”) by surrendering it to the Company at its principal office, with a duly executed Subscription Form (in substantially the form attached hereto). At 6:30 p.m., New York City time on the Expiration Date, the portion of this Warrant not exercised prior thereto shall be and become void and of no value. The Company may not call or redeem any portion of this Warrant without the prior written consent of the Holder.

3. Exercise Price. The initial exercise price for the Warrant Shares shall be $1.50 per share (the “Exercise Price”).

4. Certain Adjustments. The Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as follows. If the Company, at any time while this Warrant is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock in a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event (calculated to the nearest cent). Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination. Simultaneously with any adjustment of the Exercise Price pursuant to this Section, the number of Warrant Shares that may be purchased upon exercise of the Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the adjusted number of Warrant Shares shall be the sale as the aggregate Exercise Price in effect immediately prior to such adjustment. Upon the occurrence of each adjustment pursuant hereto, the Company at its expense will promptly compute such adjustment in accordance with the terms of this Warrant and prepare a certificate setting for such adjustment, including a statement of the adjusted Exercise Price and number of Warrant Shares. Upon written request, the Company will deliver such certificate to the Holder and the Company’s transfer agent.

5. Method of Exercise. While this Warrant remains outstanding and exercisable in accordance with Section 2 above, the Holder may exercise, in whole or in part, the purchase rights evidenced hereby. Such exercise shall be effected by the surrender of the Warrant, together with a duly executed copy of the form of subscription attached hereto, to the Secretary the Company at its principal offices, and the payment in cash (by check or wire transfer) to the Company of an amount equal to the applicable aggregate Exercise Price for the number of Warrant Shares being purchased.

6. Certificates for Warrant Shares. Upon the exercise of the purchase rights evidenced by this Warrant, one or more certificates for the number of Warrant Shares so purchased shall be issued as soon as practicable thereafter, and in any event within three (3) business days of the delivery of the subscription notice, together with cash in lieu of any fraction of a Warrant Share equal to such fraction of the current Fair Market Value of one Warrant Share as of the date of exercise.

7. Issuance of Warrant Shares. The Company covenants that the Warrant Shares, when issued pursuant to the exercise of this Warrant, will be duly and validly issued, fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issuance thereof, and free from any and all restrictions on transfer other those imposed by applicable federal and state securities laws.

8. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares which would, otherwise be issuable, the Company shall round up the number of Warrant Shares issued to the Holder to the nearest whole number.

9. No Stockholder Rights. Prior to exercise of this Warrant, the holder hereof shall not, by reason of by being a holder hereof, be entitled to any rights of a stockholder with respect to the Warrant Shares, including (without limitation) the right to vote such Warrant Shares, receive dividends or other distributions thereon, exercise preemptive rights or be notified of stockholder meetings, and such holder shall not be entitled to any notice or other communication concerning the business or affairs of the Company.

10. Market Standoff. The Holder hereby agrees that if reasonably so requested by the Company or any representative of the underwriters (the “Managing Underwriter”) in connection with any registration of the offering of any securities of the Company under the Act, such holder shall not sell or otherwise transfer any securities of the Company during the 180-day period (the “Market Standoff Period”) following the effective date of a registration statement of the Company filed under the Act. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Standoff Period.

11. Partial Exercise; Effective Date of Exercise. In case of any partial exercise of this Warrant, the Company shall cancel this Warrant upon surrender hereof and shall execute and deliver a new Warrant of like tenor and date for the balance of the Warrant Shares purchasable hereunder. This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above.

12. Loss or Mutilation. Upon receipt of evidence reasonably satisfactory to the Company of the ownership of and the loss, theft, destruction or mutilation of this Warrant, and of indemnity reasonably satisfactory to it, and (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will execute and deliver in lieu thereof a new Warrant of like tenor as the lost, stolen, destroyed or mutilated Warrant.

13. Taxes. The Holder shall be responsible for payment of all taxes in connection with the issue and delivery of the Warrant Shares upon exercise of the Warrant.

14. Successors and Assigns. The terms and provisions of this Warrant and the Agreement shall inure to the benefit of, and be binding upon, the Company and the Holder and their respective successors and assigns.

15. Amendments and Waivers. Any term of this Warrant may be amended and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Holder.

16. Governing Law. This Warrant shall be governed by the laws of the State of Nevada without giving effect to any principles of choice or conflict laws.

17. Notices. All Notices under this Warrant shall be given in accordance with the Agreement.

18. Severability. If any term, provision, covenant or restriction of this Warrant is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Warrant shall remain in full force and effect and shall in no way be affected, impaired or invalidated

19. Saturdays, Sundays and Holidays. If the expiration date of this Warrant falls on a Saturday, Sunday or legal holiday, the expiration date shall be automatically extended until 5:00 p.m. California time the next business day.

20. No Impairment. The Company will not, by amendment of its charter or through reorganization, consolidation, merger, dissolution, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment.

21. Restrictions on Transfer. This Warrant may not be sold, pledged, or otherwise transferred without the prior written consent of the Company.

FRELII, INC.,

By:
Name:	Ian Jenkins
Title:	Chief Executive Officer

FRELII, INC.

SUBSCRIPTION

Frelii, Inc.

Attention: Corporate Secretary

The Holder hereby elects to purchase, pursuant to the provisions of the Warrant to purchase shares of capital stock issued by Frelii, Inc. and held by the undersigned, _____ shares of Common Stock of Frelii, Inc.

The undersigned hereby represents and warrants that it is acquiring such shares for its own account for investment purposes only, and not for resale or with a view to distribution of such shares or any part thereof. Shares and cash paid in lieu of fractional shares should be issued to the undersigned at the address below.

Holder:

By:
Name:

Date: ________________, ________

Address: